UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 9, 2014 (September 8, 2014)

ACCELERIZE NEW MEDIA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52635	20-3858769
(Commission File Number)	(IRS Employer Identification No.)

20411 SW Birch St., Suite 250 Newport Beach, California	92660
(Address of Principal Executive Offices)	(Zip Code)

(949) 515-2141

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On September 8, 2014, Dave Stewart was appointed the Chief Technology Officer of Accelerize New Media, Inc., or the Registrant. Mr. Stewart, who is 27 years old, has been employed by the Registrant since December 2007, most recently in the position of Executive Vice President of Technology. From December 2010 until May 2013, Mr. Stewart was the Registrant’s Vice President of Technology and Product Development. From December 2007 until December 2010, Mr. Stewart was the Registrant’s Lead Developer. Mr. Stewart is a 2009 graduate of the University of California Irvine with a Bachelor of Science degree in Informatics.

In connection with his appointment as Chief Technology Officer, the Registrant entered into an amendment with Mr. Stewart of his employment agreement. Mr. Stewart’s employment agreement, as amended, was originally entered into on May 13, 2013 and Mr. Stewart’s employment agreement continues until December 31, 2017 or its earlier termination or expiration. Under the agreement Mr. Stewart is entitled to an annual base salary of $275,000. Mr. Stewart is entitled to an annual raise of three percent and additional annual raises and bonuses at the discretion of the Registrant’s Board of Directors. Any bonuses awarded will not exceed thirty percent of Mr. Stewart’s base salary. The employment agreement may be terminated by the Registrant without cause upon 30-days prior written notice. If the Registrant elects to terminate Mr. Stewart’s employment without cause during the term of his employment, he shall be entitled to a severance payment of the greater of the remaining payments due on the term of the agreement or an annual base salary of one year. The Registrant may also terminate the agreement and Mr. Stewart’s employment upon his illness or disability for a continuous period of more than 45 days, his death or for cause.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d)       Exhibits

10.1     Amendment No. 1 to Employment Agreement, dated as of September 8, 2014, between Dave Stewart and Accelerize New Media, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERIZE NEW MEDIA, INC.

By:	/s/ Brian Ross
Name:	Brian Ross
Title:	President and Chief Executive Officer

Date: September 9, 2014